Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-156423

Prospectus Addendum to
the Prospectus dated December 23, 2008

DEBT SECURITIES

You should read the accompanying prospectus supplement, which gives the specific terms of the offered debt securities, together with the accompanying prospectus dated December 23, 2008 of Morgan Stanley. When you read the supplement with the specific terms of the offered debt securities, please note that all references in the supplement to the prospectus dated April 26, 1993, the prospectus dated June 29, 1995, the prospectus dated July 25, 1995, the prospectus dated June 2, 1997, the prospectus dated March 26, 1998, the prospectus dated May 5, 1999, the prospectus dated May 18, 2000, the prospectus dated January 24, 2001, the prospectus dated June 11, 2002, the prospectus dated August 26, 2003, the prospectus dated November 10, 2004, the prospectus dated November 14, 2005 or the prospectus dated January 25, 2006, or to any sections of those documents, should refer instead to the accompanying prospectus dated December 23, 2008, or to the corresponding section of that accompanying prospectus, unless the context otherwise requires with respect to the terms of the particular offered debt securities (including the provisions of the applicable indenture governing such offered debt securities).

The accompanying prospectus dated December 23, 2008 supersedes the prospectus dated April 26, 1993, the prospectus dated June 29, 1995, the prospectus dated July 25, 1995, the prospectus dated June 2, 1997, the prospectus dated March 26, 1998, the prospectus dated May 5, 1999, the prospectus dated May 18, 2000, the prospectus dated January 24, 2001, the prospectus dated June 11, 2002, the prospectus dated August 26, 2003, the prospectus dated November 10, 2004, the prospectus dated November 14, 2005 and the prospectus dated January 25, 2006.

Morgan Stanley & Co. Incorporated will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.

The debt securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

December 23, 2008